Exhibit 4.10

COCA-COLA PLAZA
ATLANTA, GEORGIA

ADDRESS REPLY TO

P.O. BOX 1734

ATLANTA, GA 30301

404-676-2121

March 6, 2024

Embotelladora Andina S.A.

Av. Miraflores 9153 - Renca

Santiago

Chile

Greetings:

Reference is made to the Bottler’s Agreement effective January 1, 2018, by and between THE COCA-COLA COMPANY (hereinafter the “Company”) and EMBOTELLADORA ANDINA S.A. (hereinafter the “Bottler”), authorizing the Bottler to prepare and package the Beverage COCA-COLA and any ancillary authorizations for other Company Beverages for sale and distribution under the Trade Marks in the specified Territory granted by the Company to the Bottler (hereinafter collectively referred to as the “Bottler’s Agreements”). The terms used herein have the same meaning assigned to them as in the Bottler’s Agreements unless otherwise specifically stated.

The terms of the Bottler’s Agreements are hereby extended from December 31, 2023, the date of expiration thereof, to

December 31, 2024

Except as herein modified, said Bottler's Agreements and all of its stipulations, covenants, agreements, terms, conditions and provisions, shall continue in full force and effect, provided they shall finally terminate on December 31, 2024, without the right of a tacit renewal being claimed by you.

Please indicate your agreement by signing and returning the enclosed two duplicates hereof.

Sincerely,	Accepted:
THE COCA-COLA COMPANY	EMBOTELLADORA ANDINA S.A.

By:	By:
Authorized Representative	Authorized Representative

Classified - Confidential